Triton International Appoints Niharika Ramdev to Board of Directors HAMILTON, Bermuda – August 23, 2021 – Triton International Limited (NYSE:TRTN) today announced that it has appointed Niharika Taskar Ramdev to its Board of Directors, effective immediately. With the appointment of Ms. Ramdev, Triton’s Board consists of 10 directors. Ms. Ramdev is a seasoned finance executive with global experience and has worked in the United States, India, China and Singapore. She spent over two decades of her career with General Motors, having served as Chief Financial Officer of the Global Cadillac division from 2018 to 2019, Chief Financial Officer of General Motors International from 2015 to 2018, Vice President of Finance and Treasurer from 2014 to 2015 and Chief Financial Officer for Global Purchasing and Supply Chain from 2011 to 2014. Ms. Ramdev currently serves as a director of XL Fleet Corp., where she also chairs the audit committee. She received her M.B.A. from Harvard Business School. “We are excited to welcome Niharika to our Board of Directors,” said Brian Sondey, Chairman and Chief Executive Officer. “She is a proven executive with a wealth of finance, risk management, supply chain and international operations experience that will be a valuable addition to the Triton Board. We look forward to her insights and contributions across a wide range of topics as Triton continues to drive future growth and shareholder value.” About Triton International Limited Triton International Limited is the world’s largest lessor of intermodal freight containers. With a container fleet of 6.9 million twenty-foot equivalent units ("TEU"), Triton’s global operations include acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers and chassis. Cautionary Statement Regarding Forward-Looking Statements Certain statements in this release, other than purely historical information, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that include the words "expect," "intend," "plan," "believe," "project," "anticipate," “continue,” "will," "may," "would" and similar statements of a future or forward-looking nature may be used to identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond Triton's control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements. For information on certain factors that could cause actual events or results to differ materially from our expectations, please see Triton's filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Except to the extent required by applicable law, we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. Triton International Limited

Andrew Greenberg, 914-697-2900 Senior Vice President Business Development & Investor Relations